                                                                 EXHIBIT (e)(10)
                                                                 ---------------
                             EMPLOYMENT AGREEMENT
                             --------------------

         This EMPLOYMENT AGREEMENT ("Agreement"), dated as of May 4, 2000, is entered into by and between Merck-Medco Managed Care, L.L.C. ("Merck-Medco" or "Company"), a Delaware corporation with offices at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417 and Glen Laschober ("Executive").

                                   RECITALS

         WHEREAS, Executive has been and is presently employed by ProVantage Health Services, Inc. ("PV"); and

         WHEREAS, PV, Merck-Medco and a subsidiary of Merck-Medco ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of May 4, 2000 (the "Merger Agreement"), pursuant to which, at the "Effective Time" (as defined in the Merger Agreement) (the "Effective Time"), Merger Sub will be merged with and into PV (the "Merger") and PV will thereby become a wholly owned subsidiary of Merck-Medco; and

         WHEREAS, pursuant to the Merger Agreement, it is intended that the acquisition of PV by Merck-Medco be accomplished by means of a cash tender offer by Merger Sub for all of the issued and outstanding common stock of PV (the consummation of such tender offer, the "Consummation Date"), followed by the Merger; and

         WHEREAS, Executive is currently a party to a Change of Control Agreement with PV, dated as of December 22, 1998 (the "Change of Control Agreement"); and

         WHEREAS, Merck-Medco desires to secure the continued services and employment of the Executive on its behalf following the Consummation Date, and the Executive is willing to render such services on the terms and conditions set forth herein; and

         WHEREAS, the Executive and Merck-Medco have agreed that this Agreement shall supersede the Change of Control Agreement in its entirety and that, upon and following the Consummation Date, the Change of Control Agreement shall cease to be of any force or effect;

         NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows, effective as of the Consummation
Date:

                              TERMS OF AGREEMENT

         In consideration of the Recitals (which are incorporated herein) and the mutual covenants in this Agreement, the parties agree as follows:

         1.   Definitions.  For the purpose of this Agreement, the terms used as
              -----------
headings in this Section 1, and parenthetically defined elsewhere in this Agreement, shall have the indicated meanings and may be used in the singular or plural.

              "Affiliate." Any business entity controlled by, controlling, or
               ---------
under common control or in joint venture with, the Company.

              "Business of the Company."  The Company and/or its Affiliates are
               -----------------------
engaged in : (i) the third party prescription drug claims processing business;
(ii) the design, development or marketing of or consulting as to, prescription drug benefit plans; (iii) the provision of mail service pharmacy, including, without limitation, internet-based services (including all those products and services that are presently or hereafter marketed by the Company or any of its Affiliates, or that are in the development stage at the time of termination of Executive's employment and are actually marketed by the Company or any of its Affiliates thereafter); (iv) the collection, analysis and/or sale of data relating to prescription drug utilization; (v) the pharmacy benefit management and disease management businesses; (vi) the organization and administration of retail pharmacy networks; and (vii) any other business in which the Company or any of its Affiliates is then engaged as to which Executive has involvement in the course of his employment hereunder and/or acquired or received Confidential Information.

              "Confidential Information."  All confidential and proprietary
               ------------------------
information of the Company and its Affiliates, in whatever form, tangible or intangible, not otherwise publicly disclosed or generally available (other than as a result of a wrongful disclosure by the Executive), whether or not discovered or developed by the Executive, including information entrusted to the Company and/or its Affiliates by others. Without limiting the generality of the foregoing, Confidential Information shall include but shall not be limited to:
(a) customer lists, lists of potential customers and details of agreements with customers; (b) acquisition, expansion, marketing, financial and other business information and plans of the Company or any of its Affiliates; (c) research and development; (d) data concerning usage of prescription drugs and any other data compiled by the Company or any of its Affiliates; (e) computer programs; (f) sources of supply; (g) identity of specialized consultants and contractors and Confidential Information developed by them for the Company or any of its Affiliates; (h) purchasing, operating and other cost data; (i) special customer needs, cost and pricing data; (j) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and
(k) patient records and data, including all such information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company or any of its Affiliates as Confidential Information, as well as such information that is the subject of meetings and discussions and not recorded.

              "Developments." All data, discoveries, findings, reports, designs,
               ------------
inventions, improvements, methods, practices, techniques, developments, programs (computer or otherwise), formulas, plans, concepts, and ideas, whether or not patentable, relating to the present and planned future activities and the Products and Services of the Company or any of its Affiliates.

              "Employment Period."  The period from the Consummation Date (the
               -----------------
"Commencement Date") through the second anniversary of the Commencement Date (or, if later, through the second anniversary of the Effective Time), unless terminated prior thereto as set forth in Section 6.

              "Products and Services."  All products or services sold, rented,
               ---------------------
leased, rendered or otherwise made available to customers by the Company or any of its Affiliates, as well as products and services in any stage of development by the Company or any of its Affiliates, although not yet commercialized or not generally available.

              "Territory."  The United States of America, its territories and
               ---------
possessions.

         2.   Employment.  The Company hereby employs the Executive during the
              ----------
Employment Period subject to the terms of this Agreement, and thereafter as an employee-at-will, and to perform those duties and services as may be designated from time-to-time by its President or his designee. Executive hereby accepts said employment. The Executive shall use his best and most diligent efforts to promote the interests of the Company and its Affiliates and shall devote his full business time and attention to his employment under this Agreement. The Executive will not, without the prior written approval of the President of Merck-Medco, engage in any other business activity which would interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of policies established from time to time by Merck-Medco.

         3.   Title.  The Executive presently has been assigned the title of
              -----
Executive Vice President - ProVantage/Vice President - Merck-Medco. In the future, the Company may assign the Executive to other positions and titles, as required by the Company's business.

         4.    Compensation and Benefits; Disability.
               -------------------------------------

               4.1  Base Compensation. During the Employment Period, the Company
                    -----------------
shall pay the Executive base compensation commencing at an annual rate of $244,310.00; the Executive shall be eligible for annual merit increases at the discretion of the Company. Such base compensation shall be payable in equal installments pursuant to the Company's customary payroll policies in force at the time of payment (but not less frequently than monthly). Such base compensation and any other payments made hereunder shall be less all required and/or authorized payroll deductions.

               4.2  Retention Arrangement.  Not later than the close of
                    ---------------------
business on May 15, 2000, the Executive shall notify the Company substantially in the form of the notice attached hereto as Exhibit A that he has irrevocably elected one of the Retention Arrangements set forth therein. If the Executive fails to provide timely notice to the Company substantially in form of the notice attached hereto as Exhibit A, the Executive will be deemed to have elected Retention Arrangement No. 1 described in the form of notice attached as Exhibit A. Lump sum payments payable to the Executive hereunder shall be payable (subject to applicable withholding) as soon as practicable after the second anniversary of the Consummation Date (or, if later, after the second anniversary of the Effective Time), so long as the Executive has remained an employee of Merck-Medco through the entire Employment Period and is an employee of Merck-Medco on the second anniversary of the Consummation Date (or, if later, after the second anniversary of the Effective Time).

               4.3  Incentive Bonus and Stock Options.  In addition to the
                    ---------------------------------
Retention Arrangement set forth in Paragraph 4.2, the Executive shall be eligible to receive the following during the Employment Period:

               (a)  Bonus.  During the Employment Period, the Executive shall be
                    -----
                    eligible to receive performance-based bonuses on the same terms and conditions generally afforded other similarly situated employees of Merck-Medco under the Merck & Co., Inc. Annual Incentive Plan.

               (b)  Stock Options.  Any options granted in connection with the
                    -------------
                    applicable Retention Arrangement set forth on Exhibit A attached hereto shall be subject to the terms and conditions set forth in Exhibit B attached hereto and made a part hereof. During the Employment Period, the Executive will be eligible to receive other grants of options to purchase shares of Merck & Co., Inc. common stock under the Merck & Co., Inc. Incentive Stock Plan (the "Merck Stock Plan") at an exercise price equal to the fair market value of such common stock on the date of grant. The number of shares covered by any such option shall be determined by the Company in its sole and absolute discretion. All the terms and conditions of such options shall be governed by the terms and conditions of the Merck Stock Plan in effect at the time of the applicable grant, as summarized in the option grant letter provided to the Executive at the time of each such option grant, which terms and conditions shall be the same as those that apply to similarly situated employees of Merck-Medco at the time of such grant.

               4.4  Other Benefits.  During the Employment Period, the
                    --------------
Executive shall be eligible to participate in the employee benefit plans and programs of the Company, including, but not limited to, its medical, dental, disability, life insurance and retirement benefit plans and programs of the Company on the same terms and conditions as are generally afforded similarly situated employees of the Company, subject to any contribution requirements applicable to participants of such plans and programs.

               4.5  Vacation.  The Executive may take such vacation period
                    --------
or periods during each year in accordance with the Company's vacation policies or practices for similarly situated employees of the Company. Prior employment with PV shall be considered as employment with the Company for this purpose.

          5.   Expenses.  Pursuant to the Company's customary policies in force
               --------
at the time of payment, the Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all expenses properly and reasonably incurred by him on behalf of the Company and its Affiliates in the performance of his duties hereunder.

          6.   Termination of Employment Period.  This Agreement shall continue
               --------------------------------
through the Employment Period, unless terminated prior to such date by the earlier of (a) the Executive's termination pursuant to Sections 7.1, 7.2 7.3 or 7.5; or (b) the Executive's death. In all events, the provisions of Section 9 shall survive termination of this Agreement, and shall remain in effect during and after any continued employment by the Company subsequent to the termination of the Employment Period.

          7.   Termination.
               -----------

               7.1      By the Company for Cause.  Upon written notice, the
                        ------------------------
Company may discharge the Executive and terminate this Agreement for Cause. As used in this Section 7, Cause shall mean any one or more than one of the following: (i) an act or acts of personal dishonesty or misrepresentation taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company; (ii) repeated violations by the Executive of the Executive's obligations under this Agreement which are demonstrably willful and deliberate on the Executive's part and which are not remedied within thirty (30) days after receipt of notice from the Company, or
(iii) the conviction of the Executive of a felony.


               7.2      By the Company Without Cause or By the Executive for
                        ----------------------------------------------------
Good Reason.  The Company on written notice to the Executive may discharge the
-----------
Executive and terminate this Agreement without Cause at any time during the Employment Period. The Executive may terminate this Agreement during the Employment Period for "Good Reason," which shall mean any one of the following:
(i) the Executive's transfer to a place of employment more than fifty (50) miles from the Executive's current place of employment; or (ii) a reduction in the Executive's job title from the title currently specified in paragraph 2 of this Agreement; however, Executive may terminate the Employment Period for Good Reason only after the passage of sixty (60) days following written notice from the Executive to the Company of the event giving rise to the Termination and a failure by the Company to cure such event.

               7.3     Disability.  If during the Employment Period, (i) the
                       ----------
Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable to perform regularly the duties of his position for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12 month period, or (ii) a duly licensed physician (who does not have any business or other previous relationship with the Company and is associated with a teaching hospital in the New York City metropolitan area) selected by the Company determines that the Executive is mentally or physically disabled so as to be unable to perform regularly the duties of his position and such condition is expected to be of a permanent duration (each a "Permanent Disability"), then the Company shall have the right to discharge the Executive and terminate this Agreement upon 30 days' written notice to the Executive. In the absence of termination, the Executive shall receive full compensation and benefits while disabled; provided, however, that any payments to the Executive pursuant to the Company's disability plans shall be offset from amounts payable to the Executive under this Paragraph 7.3. Upon a request by the Company, the Executive will submit to a medical examination to determine whether the Executive is subject to a

Permanent Disability.

               7.4     Death.  The Employment Period and this Agreement shall
                       -----
terminate forthwith upon the death of the Executive.

               7.5     By the Executive.  The Executive may terminate the
                       ----------------
Employment Period and this Agreement at any time upon 30 days' written notice to the Company for any reason other than Good Reason. Section 7.2 shall be the sole basis for termination for Good Reason.

          8.   Effect of Termination.
               ---------------------

               8.1     Effect of Termination under Section 7.1.  In the event of
                       ---------------------------------------
termination of this Agreement by the Company pursuant to Section 7.1, the Executive shall be entitled to receive only his earned and unpaid compensation to the effective date of such termination.

               8.2     Effect of Termination under Section 7.2.  In the event of
                       ---------------------------------------
termination of this Agreement during the Employment Period pursuant to Section 7.2, the Executive shall be entitled to:

               (a) receive his earned and unpaid compensation to the effective date of such termination;

               (b) a lump sum payment in the amount of $367,000.00 (less applicable withholding) in consideration of the covenants of the Employee set forth in Section 9 below (and subject in any event to the last sentence of Section 9.6 hereof);

               (c) an additional lump sum payment in the amount of $192,940.00 (less applicable withholding);

               (d)     1/24th of the amount equal to the remainder, if any, of
                       (x) the lump sum amount, if any, that would have been payable under the Retention Arrangement the Executive elects pursuant to Section 4.2 and (y) $559,940.00 for each full calendar month during which the Executive actually performs services for the Company (less applicable withholding); and

               (e) Continued coverage (in an inactive, unpaid employee status) under the Company's medical, dental and prescription plans for twelve (12) months or until the Executive obtains other employment with comparable coverages, whichever is earlier.

               8.3     Effect of Termination under Sections 7.3 or 7.4. In the
                       -----------------------------------------------
event of termination of this Agreement during the Employment Period pursuant to Sections 7.3 or 7.4, the Executive (or the personal representative of his estate or his heirs at law, as appropriate, in the case of a termination pursuant to
Section 7.4) shall be entitled to the amounts referred to in Sections 8.2(a) through 8.2(c) of this Agreement. In addition, in the event of a termination of this Agreement during the Employment Period pursuant to Section 7.4, and so long as the Executive has elected Retention Arrangement No. 1 or Retention Arrangement No. 3 described on Exhibit A attached hereto, the Executive's estate or heirs at law, as appropriate, shall be entitled to an amount equal to the excess of the lump sum payments payable under the applicable Retention Arrangement over the lump sum payment payable under Sections 8.2(b) and 8.2(c) (less applicable withholding).

               8.4     Effect of Termination Under Section 7.5.  In the event of
                       ---------------------------------------
Termination of this Agreement under Section 7.5, the Executive shall be entitled to receive only his earned and unpaid compensation to the effective date of such termination.

               8.5     Conditions Applicable to Sections 8.2 or 8.3. The
                       --------------------------------------------
payments required under Sections 8.2 or 8.3 will be conditioned upon the Executive (or the personal representative of his estate or his heirs at law, as appropriate) executing and delivering a general release of the Company and its Affiliates, and their Managers, officers, employees and agents, from any claims or obligations other than (i) the expressed obligation of the Company under
Section 8.2 or 8.3 of this Agreement as appropriate, (ii) to pay the Executive his earned and unpaid compensation to the effective date of termination, (iii) the obligations of the Company and its Affiliates with respect to all Stock Options, (iv) the obligations of the Company and its Affiliates to continue to provide director and officer indemnification (if applicable) and (v) the obligations of the Company and its Affiliates to comply with the requirements of COBRA and any other law or regulation applicable to employee benefit plans in connection with the termination of employment generally. Such general release shall be in a form acceptable to the Company. The Executive acknowledges that the payments under Sections 8.2 or 8.3, as appropriate, are in lieu of all such released claims that the Executive may have against the Company and are liquidated damages (and not a penalty). Notwithstanding any termination hereunder, the Company shall have no obligation under Sections 8.2 or 8.3 in the event of a material breach by the Executive of his covenants in Section 9. For purposes of this Section 8, the term Stock Options shall mean all options to purchase common stock of Merck & Co., Inc. previously or hereafter granted to the Executive by the Company and/or any of its Affiliates.

          9.   Developments, Confidential Information and Related Matters.
               ----------------------------------------------------------

          9.1  Assignment of Developments.  All Developments that are at any
               --------------------------
time made, conceived or suggested by the Executive, whether acting alone or in conjunction with others, during or as a result of the Executive's employment under this Agreement or thereafter, shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on the Executive's part. During the Executive's employment by the Company and thereafter, the Executive shall promptly make full disclosure of any such Developments to the Company and, at its cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of the Executive's right and title, if any, to such Developments.

          9.2  Restrictions on Use and Disclosure.  The Executive acknowledges
               ----------------------------------
that the Confidential Information is valuable and proprietary to the Company (or to third parties that have entrusted Confidential Information to the Company), and, except as required by the Executive's duties hereunder, the Executive shall not at any time, directly or indirectly, use, copy, publish, summarize, disseminate, describe or otherwise disclose any Confidential Information or Developments without the prior written consent of the Company.

          9.3  Return of Documents.  Upon termination of the Executive's
               -------------------
employment with the Company, or at the Company's request, whichever is sooner, the Executive shall forthwith deliver to the Company all manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, listings, records, notebooks, computer programs and similar repositories of, or containing Confidential Information and Developments, including all copies, then in the Executive's possession or control, whether prepared by the Executive or others. Upon such termination, the Executive shall not retain any copies or abstracts of any such documents or materials.

          9.4  Restrictions on Competitive Employment.  During the term of the
               --------------------------------------
Executive's employment and for a period of twelve (12) months after the termination of the Executive's employment for any reason, pursuant to this Agreement or thereafter, absent the Company's prior written approval, the Executive shall not (as an individual, principal, agent, employee, consultant or otherwise) within the Territory, directly or indirectly, engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in the Business of the Company. In addition, the Executive shall not have an equity interest in any such firm or business other than as a 1% or less shareholder of a public corporation.

          9.5  Inducement; Enticement.  During the term of the
               ----------------------

Executive's employment and for a period of twelve (12) months after the termination of the Executive's employment for any reason, pursuant to this Agreement or thereafter, the Executive shall not, directly or indirectly: (a) solicit or contact any customer or prospective customer of the Company or any of its Affiliates as to matters that relate to the Business of the Company or which is in any way inconsistent or interferes therewith; (b) induce, or attempt to induce, any employees or agents or consultants of the Company or any of its Affiliates to do anything from which the Executive is restricted by reason of Sections 9.1 through 9.5; or (c) offer or aid others to offer employment to any employees of the Company or any of its Affiliates.

          9.6  Survival and Other Matters.  The provisions of Sections 9.1
               --------------------------
through 9.5 shall survive the termination of this Agreement and shall continue in effect during and after any employment of the Executive after the end of the Employment Period and the termination of this Agreement. This provision shall not be construed to limit the survival of any other provisions that also survive the termination of this Agreement by the express or implied terms of such provisions. In addition, it is understood that the value to the Company of the Executive agreeing to and abiding by the restrictions set forth in this Section 9 is equal to at least $367,000.00, but it is further understood that (i) the Executive has agreed to abide by such restrictions in consideration of the Company's entering into this Agreement, and (ii) such restrictions shall remain in effect irrespective of whether the Executive becomes entitled to any payments or benefits hereunder.

     10.  Notices.  All notices and other communications provided for or
          -------
permitted hereunder shall be in writing and shall be deemed to have been duly given on the date that they are delivered personally or sent by registered or certified mail (return receipt requested) postage prepaid to the parties at the following addresses (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

     (a)  If to the Company:

          Merck-Medco Managed Care, L.L.C.
          100 Parsons Pond Drive
          Franklin Lakes, New Jersey  07417
          Attention:  Senior Vice President -
                      Chief Financial Officer

          With a copy at the same address to:

          President.

          (b) If to the Executive, at the last address included on the Company's payroll records.

         11.     [intentionally omitted.]

         12.   Miscellaneous.
               -------------

               12.1  Representations and Covenants.  In order to induce the
                     -----------------------------
Company to enter into this Agreement, the Executive makes the following representations and covenants to the Company and acknowledges that the Company is relying upon said representations and covenants:

               (a) No agreements or obligations exist to which the Executive is a party or otherwise bound, in writing or otherwise, which in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.

               (b) The Executive, during his employment by the Company, shall use his best efforts to disclose to the President in writing or by other effective method any bona fide information known by him that would have any material negative impact on the Company or an Affiliate.


               12.2  Entire Agreement.  This Agreement contains the entire
                     ----------------
understanding of the parties as to the subject matter hereof and fully supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter. This Agreement also supersedes and nullifies any and all change-of-control, severance or other employment-related agreements entered into by Executive with PV or any of its predecessor or affiliated corporations (including, without limitation, the Change of Control Agreement), it being agreed between Executive and Merck-Medco that, following the Consummation Date, (i) the consideration provided to the Executive as set forth in this Agreement is in lieu of any consideration provided by such other agreements and (ii) all such agreements shall cease to be of any force and effect.

               12.3  Amendment; Waiver.  This Agreement may not be amended,
                     -----------------
supplemented, cancelled or discharged, except by written instrument executed by the party as to whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of this Agreement.

               12.4  Binding Effect; Assignment.  The rights and obligations of
                     --------------------------
this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Company is a party, or any assignee of all or substantially all of the Company's business and properties. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

               12.5  Headings.  The headings contained in this Agreement (except
                     --------
those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

               12.6  Counterparts.  This Agreement may be executed in one or
                     ------------
more copies, each of which shall be deemed an original.

               12.7  Governing Law; Interpretation.  This Agreement shall be
                     -----------------------------
construed in accordance with and governed for all purposes by the laws and public policy of the State of New Jersey, without regard to any principles of conflict of laws. Service of process in any dispute shall be effective (a) upon the Company, if served upon the Chairman of the Board, the President or any Executive Vice President of the Company (other than the Executive); and (b) upon the Executive, if delivered to the Executive's residence last known to the Company. The Executive acknowledges that a breach of Sections 9.1 through 9.5 would cause grave and irreparable injury to the Company that would not be compensable in money damages, and therefore, in addition to the Company's other express and implied remedies, the Company shall be entitled to injunctive and other equitable relief to prevent any actual, intended or likely injuries that may result from such breach. However, nothing in this Section shall limit any other right or remedy to which the Company may be entitled.

               12.8  Further Assurances.  Each party agrees at any time, and
                     ------------------
from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

               12.9  Gender; Singular; Plural.  In this Agreement, the use of
                     ------------------------
one gender (e.g., "he", "she" and "it") shall mean each other gender; and the
            -----
singular shall mean the plural, and vice versa, all as the context may require.

               12.10 Severability.  The parties acknowledge that the terms of
                     ------------
this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the terms, provisions, covenants or restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with then applicable law.

               12.11  Consents.  Any consent, approval or authorizations
                      --------
required hereunder shall mean the written consent, approval or authorization of the Chairman of the Board of the Company or such other officer as may be designated in writing by the Board of Managers.

                           [SIGNATURE PAGE FOLLOWS]

                                   EXECUTION

          The parties, intending to be legally bound in accordance with its terms as of the date first above written, executed this Agreement, to be effective as of the Consummation Date.


                                                 MERCK-MEDCO MANAGED CARE, L.L.C.


DATE:  May 4, 2000                               /s/ Richard T. Clark
                                                 ------------------------------------------------
                                                 By:  Richard T. Clark
                                                 Its: President


DATE:  May 4, 2000                               /s/ Glen Laschober
                                                 ------------------------------------------------
                                                  Glen Laschober

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

                       Exhibit A to Employment Agreement

                   NOTICE OF RETENTION ARRANGEMENT ELECTION
                   -----------------------------------------

Date: _______________, 2000

Certified Mail/Return Receipt Requested
Mr. Thomas DiDonato
Senior Vice President - Human Resources
Merck-Medco Managed Care, L.L.C.
100 Parsons Pond Drive
Franklin Lakes, New Jersey  07417

Dear Mr. DiDonato:

          Pursuant to Section 4.2 of that certain employment agreement (the "Employment Agreement") dated __________, 2000 between me and Merck-Medco Managed Care, L.L.C. (the "Company"), I hereby irrevocably elect the Retention Arrangement indicated by a check mark below:

[_]       Retention Arrangement No. 1

               A lump sum payment of $839,910.00

[_]       Retention Arrangement No. 2

               (A)  A lump sum payment of $559,940.00; and

               (B) an option to purchase 19,998/1/ shares of Merck & Co., Inc. common stock under the Merck Stock Plan, on the terms set forth on Exhibit B attached to the Employment Agreement, which option shall be granted at the Consummation Date, provided I am an employee of Merck-Medco on that date.

[_]       Retention Arrangement No. 3

               (A)  A lump sum payment of $699,925.00; and

               (B) an option to purchase 9,999 shares of Merck & Co., Inc. common stock under the Merck Stock Plan, on the terms set forth on Exhibit B attached to the Employment Agreement, which option shall be granted at the Consummation Date, provided I am an employee of Merck-Medco on that date.
---------------------------
/1/ The number of shares subject to the option referenced in subparagraph (B) of Retention Arrangement Nos. 2 and 3 is an estimate based upon a closing price of $70.00 per share. The actual number of shares subject to the option may vary.

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

I understand, acknowledge and agree that:

          (1) The Retention Arrangement I have irrevocably elected above is subject to the terms and conditions set forth in the Employment Agreement and that nothing in this letter agreement in any way affects the terms and conditions of the Employment Agreement;

          (2) Upon execution of this letter agreement by me and the Company, this letter agreement shall be incorporated into and deemed a part of the Employment Agreement;

          (3) This letter agreement may be executed in one or more copies, each of which shall be deemed an original; and

          (4) Capitalized terms not specifically defined herein shall have the meaning ascribed to them in the Employment Agreement.


          Please indicate your election, and your agreement with and acceptance of the foregoing, by executing a copy of this letter agreement below as indicated.


Sincerely,



______________________
Glen Laschober

Agreed to and accepted this ___
day of _________, 2000

Merck-Medco Managed Care, L.L.C.



By:________________________
Name:______________________
Title:_______________________

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

                       Exhibit B to Employment Agreement

                                 Option Terms
                                 ------------

--------------------------------------------------------------------------------
Option Type:                             Non-qualified stock option
--------------------------------------------------------------------------------
Term:                                    10 years from date of grant (the
                                         "Expiration Date")
--------------------------------------------------------------------------------
Vesting Date:                            Earlier of date of death and 2nd
                                         anniversary of grant date, provided the
                                         Executive is an employee of Merck-Medco
                                         on the applicable date
--------------------------------------------------------------------------------
Exercise Price:                          Fair market value on date of grant
--------------------------------------------------------------------------------
Effect of termination of                 see chart below
Employment:
--------------------------------------------------------------------------------

                     Effect of Termination of Employment:
                     -----------------------------------

--------------------------------------------------------------------------------
Due to death                             options are exercisable by the estate
                                         for 3 years from date of death (but not
                                         later than the Expiration Date)
--------------------------------------------------------------------------------
By the Company for "Cause" (as defined   options lapse on the termination of
in the Employment Agreement).            employment date
--------------------------------------------------------------------------------
By the Company without Cause (other      Options to purchase a number of shares
than death) or by the Executive for      equal to the product (rounded to the
"Good Reason" (as defined in the         nearest whole number) of (a) the total
Employment Agreement) during the         number of shares subject to the option
2-year period beginning on the date of   multiplied by (b) a fraction, the
grant.                                   numerator of which is the number of
                                         full calendar months the Executive has
                                         been employed by the Company (excluding
                                         any period the Executive is on unpaid
                                         inactive status due to the application
                                         of Paragraph 8.2(e) of the Employment
                                         Agreement) since the option grant date
                                         and the denominator of which is 24, are
                                         exercisable by the Executive for a
                                         period beginning on the date the
                                         Executive's active employment with
                                         the Company is terminated and ending on
                                         the 5th anniversary of the grant date.
                                         The remaining options lapse on the date
                                         the Executive's active employment with
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                         the Company terminates. For purposes of
                                         this section, the Executive's active
                                         employment ends on the earlier of (x)
                                         the date his employment terminates or
                                         (y) the day his period of unpaid
                                         inactive employment with the Company
                                         begins in accordance with Paragraph
                                         8.2(e) of the Employment Agreement.
--------------------------------------------------------------------------------
By the Executive for any reason (other   options lapse on termination of
than death or Good Reason) during the    employment date
2-year period beginning on date of
grant
--------------------------------------------------------------------------------
By the Company without cause (other      options are exercisable for the
than death or disability) during the     following period, whichever is longer:
period beginning on the 2nd              (a) 3 months from the termination of
anniversary of grant date and ending     employment date or (b) 5th anniversary
on the 5th anniversary of grant date     of grant date
--------------------------------------------------------------------------------
By the Executive for any reason (other   options are exercisable for 3 months
than death) or by the Company for        from termination of employment date
disability, in each case during the
period beginning on the 2nd
anniversary of grant date and ending
on the 5th anniversary of grant date
--------------------------------------------------------------------------------
By the Company due to "separation" (as   options are exercisable for 1 year from
defined by the Merck Stock Plan)         termination of employment date (but not
during the period beginning on the 5th   later than the Expiration Date)
Anniversary and ending on the
Expiration Date
--------------------------------------------------------------------------------
By the Executive due to retirement at    options are exercisable until the
or after age 55 with at least 7 years    Expiration Date
of employment with Merck-Medco during
the period beginning on the 5th
Anniversary and ending on the
Expiration Date
--------------------------------------------------------------------------------
By the Company or Executive for any      options are exercisable for 3 months
or retirement) during the period         reason (other than death, separation
beginning on the 5th Anniversary and     from termination of employment date
ending on the Expiration Date            (but not later than the Expiration
                                         Date)
--------------------------------------------------------------------------------

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